Exhibit 99.1

CITITRENDS ANNOUNCES FIRST QUARTER FISCAL 2026 RESULTS

Q1 2026 total sales increased 14.4% to $230.9 million

Comparable store sales growth of 13.9%; Two-year stack of 23.8%

Q1 2026 Net Income of $7.8 million; Q1 2026 adjusted EBITDA* of $13.9 million, more than double Q1 2025 results

Company reaffirms increased 2026 adjusted EBITDA* outlook, more than doubling Fiscal 2025 results

SAVANNAH, GA (June 2, 2026) — Citi Trends, Inc. (NASDAQ: CTRN), a leading off-price value retailer of apparel, accessories and home trends primarily for Black families in the United States, today reported results for the first quarter ended May 2, 2026. For purposes of comparison, unless otherwise stated, metrics in this release are compared to the 13-week quarter ended May 3, 2025.

Chief Executive Officer Comments

Ken Seipel, Chief Executive Officer, said: “We delivered an exceptional start to 2026, building on the momentum established last year. Comparable store sales increased 13.9%, an increase of 23.8% on a two-year basis. We delivered $7.8 million of Net Income and adjusted EBITDA* more than doubled to $13.9 million, with performance accelerated across all merchandise categories and geographies. Most importantly, our growth was driven by increased customer traffic and larger basket size, reinforcing that our customers are responding to our improved assortment, trend-right product, and compelling value. We are also encouraged by the momentum we are seeing early in the second quarter, with quarter-to-date comparable store sales growth trending in the high-single digits, upper teens on a two-year basis, which further validates that our strategy is working to drive sustainable trends in our financial performance.”

Seipel continued, “As we move through 2026, we remain focused on three priorities: consistent execution, strong sales flow-through to profit and accelerated growth. We are strengthening our product offering, expanding our off-price and extreme value opportunities, improving operational efficiency, and deepening customer engagement through initiatives like our upcoming Insiders Club loyalty platform. We are leveraging our refined, data-driven site selection process to open 25 new stores this year, with a mix of existing and new markets. With a debt-free balance sheet, improving profitability, and strong customer momentum, we believe CITITRENDS is well positioned for sustained profitable growth and long-term shareholder value creation, giving us confidence in our increased adjusted EBITDA* projection of $35 million to $40 million this year.”

Financial Highlights – First Quarter 2026

•	Total sales of $230.9 million increased $29.1 million, or 14.4% vs. Q1 2025; comparable store sales increased 13.9% compared to Q1 2025 driven by increases in both traffic and basket

•	Gross margin of 40.0% increased 40 basis points compared to Q1 2025 due to increased merchandise margin offset by higher freight expense from increased fuel surcharges

•	SG&A expense of $79.7 million, $78.3 million as adjusted*; on a rate basis, adjusted SG&A* was 33.9% of sales, leveraging 250 basis points vs last year, driven by leverage of fixed costs with higher sales

•	Net income of $7.8 million, $9.2 million as adjusted*, vs. net income of $0.9 million, or adjusted net income* of $2.4 million in Q1 2025

•	Adjusted EBITDA* of $13.9 million compared to adjusted EBITDA* of $6.4 million in Q1 2025

•	Real Estate: Opened 2 stores, closed 1 store and remodeled 25 stores in the quarter

•	Cash of $81.1 million at quarter-end, with no debt and no borrowings under a $75 million credit facility

•	Merchandise inventory was $115.2 million at the end of the quarter, an increase of 4.8% vs. Q1 2025

Fiscal 2026 Outlook

The Company’s outlook for fiscal 2026 compared to fiscal 2025 is as follows:

•	Expecting comparable store sales growth in the range of 8% to 10%, implying balance-of-year comps in the high single-digits. Total sales growth is expected to be 9% to 11% for the year.

•	Gross margin is expected to expand approximately 50 to 70 basis points, lower than previous outlook due to expected continued headwinds from fuel surcharges

•	Adjusted SG&A* is expected to leverage approximately 130 to 160 basis points, higher than previous outlook of 70 to 100 basis points, due to the impact of higher sales on the fixed cost structure and ongoing disciplined expense control

•	Adjusted EBITDA* is expected to be in the range of $35 million to $40 million. Adjusted EBITDA margin* expansion is expected to be approximately 200 basis points

•	For the year, the Company’s real estate plans remain unchanged with plans to open approximately 25 new stores, remodel approximately 50 stores, and close 4 stores

•	Capital expenditures are expected to be in the range of $35 million to $40 million, consistent with previous outlook, with the majority of the spend on new stores and remodels

Investor Conference Call and Webcast

CITITRENDS will host a conference call today at 9:00 a.m. ET. The live broadcast of CITITRENDS’ conference call will be available online at the Company’s Investor Relations website, www.ir.cititrends.com, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

The live conference call can also be accessed by dialing (877) 407-0779. A replay of the conference call will be available until June 9, 2026, by dialing (844) 512-2921 and entering the passcode,13760258.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call, may contain or constitute information that has not been disclosed previously.

*Non-GAAP Financial Measures

The historical non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release. The Company is unable to provide a full reconciliation of the forward-looking non-GAAP financial measures above without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company’ control and its unavailability could have a significant impact on its financial results.

About CITITRENDS

Citi Trends, Inc. is a leading off-price value retailer of apparel, accessories and home trends primarily for Black families in the United States. The Company operates 591 stores located in 33 states. For more information, visit cititrends.com or your local store.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “expects,” “continue,” “anticipate,” “intend,” “expect,” “upcoming,” “trend,” “guidance,” “outlook” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance, including under the section “Fiscal Year 2026 Outlook” and our ability to deliver on such financial outlook are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions or trade relationships; impacts of natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand and to manage inventory shrinkage; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in the Company’s markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; the results of pending or threatened litigation; delays and costs associated with building, remodeling, assuming leases, opening and operating new stores; delays associated with building, and opening or expanding new or existing distribution centers; changes in regulator’s requirements or stakeholder’s expectations on environmental, social and sustainability related topics; challenges in effectively managing the use of artificial intelligence; and strategic transactions that could negative impact our liquidity, increase our expenses, or present significant distractions to management. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro

ICR, Inc.

CitiTrendsIR@icrinc.com

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	First Quarter
	2026	2025	2024
Net sales	$230,858	$201,728	$186,289

Cost of sales (exclusive of depreciation shown separately below)	(138,630)	(121,918)	(114,254)
Selling, general and administrative expenses	(79,745)	(74,887)	(74,211)
Depreciation	(5,108)	(4,370)	(4,793)
Asset impairment	-	(64)	-
Income (loss) from operations	7,375	489	(6,969)
Interest income	647	458	849
Interest expense	(86)	(76)	(79)
Income (loss) before income taxes	7,936	871	(6,199)
Income tax expense	(182)	-	2,773
Net income (loss)	$7,754	$871	$(3,426)

Basic net income (loss) per common share	$0.95	$0.11	$(0.42)
Diluted net income (loss) per common share	$0.91	$0.11	$(0.42)

Weighted average number of shares outstanding
Basic	8,126	8,034	8,253
Diluted	8,484	8,170	8,253

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	May 2, 2026	May 3, 2025
Assets:
Cash and cash equivalents	$81,100	$41,556
Inventory	115,246	109,931
Prepaid and other current assets	16,612	13,752
Property and equipment, net	56,639	49,146
Operating lease right of use assets	224,770	218,360
Other noncurrent assets	1,824	4,416
Total assets	$496,191	$437,408

Liabilities and Stockholders' Equity:
Accounts payable	$113,238	$80,919
Current operating lease liabilities	44,046	24,053
Accrued liabilities	27,646	44,592
Other current liabilities	1,049	908
Noncurrent operating lease liabilities	182,416	175,797
Other noncurrent liabilities	2,453	2,580
Total liabilities	370,848	328,849

Total stockholders' equity	125,343	108,559
Total liabilities and stockholders' equity	$496,191	$437,408

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except per share data)

The Company uses certain financial measures, including adjusted SG&A, adjusted net income (loss), adjusted EBITDA, and adjusted EBITDA margin to understand and evaluate the Company’s current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures provide meaningful supplemental information about our financial results to investors. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies and should be considered in addition to and not as a substitute for, or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. These Non-GAAP measures have no standardized meanings and are not defined by GAAP. The Company is providing a reconciliation of each of these non-GAAP financial measures to their most comparable financial measures on a GAAP basis.

Beginning in 2026 the Company updated its definition of Adjusted Net Income, Adjusted EBITDA and Adjusted SG&A to include an addback of equity-based compensation expense. Equity-based compensation is a non-cash expense that the Company does not use to assess core profitability and the Company believes excluding equity-based compensation will improve comparability and provide greater transparency of cash generated from operations. Prior period information presented has been adjusted to reflect this change.

	First Quarter
	May 2, 2026	May 3, 2025
Reconciliation of Adjusted SG&A
SG&A	$(79,745)	$(74,887)
Equity based compensation	1,303	968
Leadership succession[6]	136	—
Lease termination fee[5]	—	390
Severance[1]	—	320
Shareholder matters[4]	—	175
Cyber incident expenses[3]	—	(402)
Adjusted SG&A	$(78,306)	$(73,436)

	First Quarter
	May 2, 2026	May 3, 2025
Reconciliation of Adjusted Net Income
Net income	$7,754	$871
Asset impairment	—	64
Equity based compensation	1,303	968
Leadership succession[6]	136	—
Lease termination fee[5]	—	390
Severance[1]	—	320
Shareholder matters[4]	—	175
Cyber incident expenses[3]	—	(402)
Tax effect	(33)	—
Adjusted net income (loss)	$9,160	$2,386

	First Quarter
	May 2, 2026	May 3, 2025
Reconciliation of Adjusted EBITDA
Net income (loss)	$7,754	$871
Interest income	(647)	(458)
Interest expense	86	76
Income tax expense	182	—
Depreciation	5,108	4,370
Asset impairment	—	64
Equity based compensation	1,303	968
Leadership succession[6]	136	—
Lease termination fee[5]	—	390
Severance[1]	—	320
Shareholder matters[4]	—	175
Cyber incident expenses[3]	—	(402)
Adjusted EBITDA	$13,922	$6,374

	First Quarter
	May 2, 2026	May 3, 2025
Adjusted EBITDA Margin
Sales	$230,858	$201,728
Adjusted EBITDA	13,922	6,374
Adjusted EBITDA margin	6.0%	3.2%

1 Represents severance and related costs resulting from the CEO transition and subsequent implementation of CEO-led organizational changes.

2 Represents costs associated with the hiring of a new CEO.

3 Represents costs associated with the cyber disruption of the Company's back office and distribution center IT systems in January 2023.

4 Represents costs related to requests and inquiries from a significant shareholder.

5 Represents a lease termination fee associated with the closure of a store.

6 Represents executive search costs incurred related to succession planning for our key leadership roles.